                                                                 EXHIBIT 10.98-1


                              EMPLOYMENT AGREEMENT
                                 ANTONE R. COOK

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is entered into this 18th day of September, 1998, by and between BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC. ("Company") and ANTONE R. COOK ("Executive"); provided however, that this Agreement shall not become effective until February 1, 1999 ("Effective Date") and provided further that this Agreement will not become effective if the Executive's current Employment Agreement dated June 10, 1996 is terminated for any reason in accordance with its terms prior to January 31, 1999.

         1. TERM. This Agreement is for a term of three (3) years from the Effective Date.

         2. COMPENSATION. (i) Executive shall receive an annual base salary of $250,000 to be paid in equal monthly installments for the three years of employment. In addition, Executive shall be entitled to participate in the Company's management bonus plan, if such is adopted by the Company's Board of Directors, to the extent and in the amounts, if any, as determined by the Chief Executive Officer ("CEO") and confirmed by the Compensation Committee of such Board of Directors, however, in no event will the bonus payable to the executive for the year ended 1998 and payable in the first quarter of 1999 be no less than $25,000.

         (ii) The Company will grant as of the date of this Agreement to the Executive, thirty thousand (30,000) stock options under the Company's 1994 or 1996 Incentive Stock Option Plan as follows: All options will have an exercise price of $8.38 (eight dollars and thirty-eight cents), vesting over 3 years at the rate of 10,000 options per year with the first 10,000 options vesting one year from the Effective Date. The second 10,000 options will vest two (2) years from the Effective Date and the third 10,000 options will vest three (3) years from the Effective Date; provided however, any rights to unvested options shall be automatically cancelled if this

Agreement does not become effective, or if it is terminated in accordance with its terms at any time after the Effective Date.

         (iii) The health benefits made available by the Company to other executives will be available to Executive upon the Effective Date. If no health benefits are then available, the Company agrees to pay for the health benefits from a private insurance company of Executive's choice.

         (iv) The Company will furnish Executive, without cost to him, with a Company owned or leased, new, four-wheel drive vehicle of a make and model similar in value to a Ford Explorer.

         (v) Executive shall be entitled to reimbursement of all expenses incurred by him in the performance of his duties, subject to the presenting of appropriate vouchers in accordance with the Company's policies.

         3. DUTIES. Executive shall be Vice President-Operations in charge of Colorado gaming operations of the Company, which will include, among other things, duties as the General Manager of the Gilpin Hotel Casino and The Lodge Hotel Casino. His duties shall include:

         (a)   Primary authority over operations of the casinos including:

               (1)  Conduct of games;

               (2)  Purchasing of supplies;

               (3)  Hiring, firing and discipline of all employees;

               (4)  Operation of the food and beverage facilities;

               (5)  Supervision of the hotel facilities;

               (6) Determination of patron comps, promotions and related activities;

               (7)  Establishment and management of all business programs;

               (8)  Advertising and marketing of the facilities;

               (9) Supervision over the daily operations of casinos' security of the gaming facilities;

               (10) Oversight of parking activities at both facilities.

         (b) In connection with the above stated duties, all subordinate personnel, including those employed in executive functions, shall report directly to Executive.

         (c) From time to time the Executive will be called upon to assist the Company's CEO on Casino design and start up acquisitions and market analysis.

         (d) At the discretion of the CEO, Executive shall report directly to the President and/or Chief Operating Officer of the Company and he shall be subject to the direction of the CEO and Board of Directors. He shall perform and discharge well and faithfully any additional duties which may be assigned to him from time to time by the CEO and the Board of Directors in connection with the conduct of the Company's business. If the Executive is elected or appointed a director or to any other office of the Company or any subsidiary thereof during the term of this Agreement, the Executive will serve in such capacity without further compensation, unless, however, if in the determination of the Executive, the CEO and the Board of Directors that the additional duties required by such appointment increase in any material way the responsibilities or the nature of his job functions as outlined herein then his compensation shall be appropriately increased to reflect such change.

         4. TERMINATION OF AGREEMENT. Executive shall not be terminated other than for cause. Cause shall be defined as:

               (1) abandonment of duties as evidenced by conduct indicating that Executive has ceased performance;

               (2) conviction of a felony or loss of his gaming license privileges in Colorado;

               (3) a charge of theft or other misconduct indicating fraud on the Casino which is of such degree as to demonstrate a lack of character or integrity on the part of Executive. More than a mere accusation of such conduct is necessary and Executive may appeal any such termination to arbitration as further outlined in paragraph 14 contained herein;

               (4) failure of the Executive to obtain or retain any gaming, liquor or other permits, licenses, or approvals which may be required by any state or local authorities in order to permit the Executive to continue employment as contemplated by this Agreement or to properly discharge his duties hereunder;

               (5) physical or mental disability of the Executive which prevents the Executive from performing duties under this Agreement for a consecutive period of at least 60 days or for at least 90 days in a period of 120 days; or

               (6)  death of the Executive.

Any such termination shall be effective only if notice is given to the Executive not later than thirty days following the event, transaction, or occurrence giving rise to such right of termination or if later, thirty days after the Company first discovers that such event, transaction, or occurrence has taken place. In addition, if any state agency which regulates activities of the Company or any subsidiary, (including without limitation the Colorado Limited Gaming Control Commission or the Colorado Division of Gaming) rules, whether as a condition to granting a casino license, continuing such, or otherwise, that the Executive may not be a director, officer, or employee of the Company, upon notice given to the Executive not more than thirty days after that ruling becomes final and no longer appealable, the Company will have the right to terminate this Agreement and the Executive's employment under this Agreement. A ruling will be treated as no longer appealable when the time to appeal from that ruling expires or if an appeal is taken, the time for any further appeal expires. If a state agency which regulates gaming activities of the Company or a subsidiary rules that the Executive may not be a director, officer, or employee of the Company, and the effectiveness of that ruling is not stayed pending appeal, the Company may suspend the Executive without pay, until such time as the ruling is either rescinded or stayed or becomes final and no longer appealable; provided, however, that in the event such ruling is finally rescinded, reversed, or set aside, the Executive will then be entitled retroactively to pay for the period of the suspension. In the event that any such state agency ruling which becomes final and nonappealable provides that the Executive may be an employee of the Company other than Vice President-Operations, the Executive is under no obligation hereunder to accept positions with the Company other than Vice President-Operations, and this Agreement will terminate thirty days following the date of such final order unless the Company gives notice to the Executive, within such thirty-day period, that it elects to continue the Executive's employment as an employee under the terms of this Agreement for the remainder of the employment period, notwithstanding such final ruling.

         5. (i) Death Benefit. In the event of the death of the Executive, the Company shall pay to such beneficiary as the Executive designated by instrument in writing filed with the Company during his lifetime, or to his estate if no beneficiary has been so designated, a death benefit equal to six
(6) months salary.

               (ii) Disability Benefit. In the event that the Executive shall become disabled and is terminated in accordance with Section 4(5) above, the Company shall pay to the Executive as a disability benefit equal to four (4) months salary.

         6. COVENANTS OF EXECUTIVE. Executive covenants and agrees with the Company as follows:

               (i) Non Competition; Non-Solicitation. During the term of this Agreement and continuing for a period of one (1) year thereafter (the "Restricted Period"), Executive shall not, directly or indirectly:

                    (a) engage or participate, directly or indirectly, in Colorado as an owner, partner, shareholder, consultant, director, officer, employee, agent or otherwise, in any business which owns, operates, manages or provides consulting services to a gaming casino;

                    (b) take any actions which are calculated to persuade any employee, vendor or supplier of the Company to terminate or modify in any adverse manner their association with the Company; or

Executive recognizes and agrees that the territorial, time and scope limitations set forth in this Section are reasonable and are required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Executive agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as such court shall deem reasonable under the circumstances. The Company agrees that the ownership by Executive of publicly traded securities of a corporation or other entity which owns, operates, manages or provides consulting services to a gaming casino shall not be a violation of the provisions of this Section.

               (ii) Confidentiality. Executive will not use or disclose to any person, entity, association, firm or corporation any Confidential Information of the Company which came into his possession as a result of his relationship with the Company, except as necessary to perform his duties under this Agreement. The term "Confidential Information" means information and data not generally known outside the Company concerning the Company's business and technical information, and includes, without limitation, information relating to: (i) the identities of the Company's patrons and their needs, check cashing histories and other information; (ii) suppliers' and vendors' costs, products, services, discounts, margins, contact personnel and other information; and (iii) the Company's gaming strategies trade secrets, margins, discounts, financial and marketing information, personnel and compensation information and business plans. Executive understands that this Section applies to computerized as well as written information and to other information, whether or not in written form.

         7. LEAVE. Executive shall receive three (3) weeks per year paid leave and ten (10) days sick leave with full pay. No leave shall accrue beyond two (2) years and unused portions of leave shall not be subject to compensation at the end of the term.

         8. LIQUIDATED DAMAGES. If the Company breaches this Agreement other than for cause as set forth above, it shall pay to Executive an amount equal to the compensation remaining to be paid on the balance of the three (3) year term of the Agreement.

         9. RELOCATION. The Executive agrees to relocate if deemed in the best interests of the Company by the Board of Directors; provided that all reasonable relocation expenses will be paid by the Company.

         10. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the Executive at his residence in Colorado and to the Company in Black Hawk, Colorado.

         11. WAIVER OF BREACH. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         12. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

         14. ARBITRATION. The Company and the Executive expressly agree that all disputes arising out of this Agreement shall be resolved by arbitration in accordance with the following provisions. Either party must demand in writing such arbitration within 10 days after the controversy arises by sending a notice to arbitrate to both the other party and to the American Arbitration Association (hereinafter referred to as "AAA"). The controversy shall then be arbitrated pursuant to the rules promulgated by the AAA at the AAA's offices locates in Denver, Colorado. The parties will select by mutual agreement the arbitrator or arbitrators (hereinafter collectively referred to as "arbitrator") to hear and resolve the controversy. The arbitrator shall be governed by the express terms of this Agreement and the laws of the state that governs the interpretation of this Agreement. The arbitrator's decision shall be final and binding on the parties and shall bar any suit, action, or proceeding instituted in any federal, state, or local court or administrative tribunal. Notwithstanding the preceding sentence, the arbitrator's judgment may be entered in any court of competent jurisdiction. These arbitration provisions shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

                                       BLACK HAWK GAMING & DEVELOPMENT
                                        COMPANY, INC.


                                       By: /s/ Stephen R. Roark
                                           -------------------------------------
                                               STEPHEN R. ROARK, PRESIDENT


                                       By: /s/ Antone R. Cook
                                           -------------------------------------
                                               ANTONE R. COOK